EXHIBIT 23

James Stafford

James Stafford
Chartered Accountants*
Suite 350 - 1111 Melville Street
Vancouver, British Columbia
Canada V6E 3V6
Telephone +1 604 669 0711
Facsimile +1 604 669 0754

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated 23 April 2007, with respect to the balance sheets of Striker Energy Corp. as of 28 February 2007 and 2006, and the related statements of operations, cash flows and the changes in stockholders’ deficiency for the year ended 28 February 2007, the period from the date of inception on 18 March 2005 to 28 February 2006, and the period from the date of inception on 18 March 2005 to 28 February 2007 in the Form 10-KSB of Striker Energy Corp.

/s/ James Stafford
Vancouver, Canada                                         Chartered Accountants

14 May 2007